Exhibit 10.17

[Aegerion Pharmaceuticals, Inc.’s Letterhead]

April 21, 2009

Peter Garrambone

380 Crescent Drive

Franklin Lakes, N.J. 07417

Dear Pete:

This is a letter to review arrangements between yourself and Aegerion Pharmaceuticals in connection with your willingness to perform certain business development and strategic services to the Company as set forth herein (including without limitation serving as interim CEO).

1.	During the term, you will provide certain business development and strategic services to the Company, as directed and mutually agreed with the Board from time to time, including without limitation overseeing certain of the Company’s strategic and business development activities (at a high level), working with other members of the Board and members of the senior management team as an external resource (in areas which would be helpful such as in business development, finance, corporate strategy, etc.). During the term you would be appointed interim CEO of the Company and retain your seat on the Company’s Board of Directors.

2.	The effective date of this appointment is anticipated to be May 1, 2009.

3.	The term of this appointment is six (6) months, with extension by mutual agreement. During the term, you will perform services as an independent contractor. Either you or the Company may elect to end your appointment at any time upon written notice.

4.	During the term of your appointment, you will be entitled only to the monthly consulting fee and equity compensation described herein for services rendered hereunder, with no additional compensation or employment benefits of any kind and you expressly waive your right to any such employee benefits. The Company shall report compensation paid to you in connection with this appointment to taxing authorities as it deems appropriate. You acknowledge and agree that, as an independent contractor, you shall be solely responsible for paying all taxes associated with the compensation you receive in connection with the appointment.

5.	Notwithstanding the provisions of Section (4), it is understood that the Company will, in addition to the compensation contemplated herein for services as interim CEO, continue to provide the compensation previously agreed to in connection with your services as a member of the Board of Directors. In addition, the Company agrees to otherwise provide you with D&O coverage and indemnification rights on the same terms as the other officers of the Company and to the fullest extent permitted by the terms of the Company’s by-laws.

6.	The agreement assumes a time commitment of approximately 2 days per week, or forty percent (40%) of full-time effort, unless otherwise agreed.

7.	You will receive a month consulting fee of $20,000 per month during the term of this agreement, which amount shall be pro rated for any partial month. You will also be reimbursed for reasonable out-of-pocket business expenses consistent with the Company’s reimbursement policy.

8.	Subject to Board approval, you will be provided a non-qualified stock option award for the purchase of up to 46,400 shares of the Company’s common stock, vesting ratably in six monthly installments, with an exercise price equal to fair market value on the date of grant.

9.	If a permanent CEO is hired or if there is a change of control or partnering transaction concluded prior to the expiration of the initial six (6) month term, the remainder of the as yet unvested stock options will fully vest.

10.	It is understood that you will continue your association with Torreya Partners, and with any client thereof, as long as such client is not deemed to be a competitor of Aegerion. You will reveal the existence of your other professional relationships to the Board and will avoid business, financial or other direct or indirect relationships which conflict with the interests of Aegerion. Any potential conflict must be disclosed to the Board before you proceed with the underlying activity.

11.	You agree to enter into a nondisclosure/noncompetition/nonsoliciation and assignment of inventions agreement as a condition of this appointment. You also represent that you are not subject to any restriction or agreement with any employer, person or entity that may impair or affect your ability to perform any of the above-described services for Aegerion.

If you are in agreement with the terms of this proposal, please execute on the line provided below.

/s/ David Scheer
David Scheer Chairman of the Board

/s/ Peter L. Garrambone 4/27/2009
Peter Garrambone Date

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